                                 Exhibit (h)(7)

                 Administrative Services Agreement (Cash Sweep)
                                     between
                              Bank One Corporation
                                       and
                         The One Group Services Company

                        ADMINISTRATIVE SERVICES AGREEMENT
                        ---------------------------------


         AGREEMENT made this 1st day of August, 1996, between BANC ONE CORPORATION ("Banc One"), an Ohio corporation having its principal place of business at 100 E. Broad Street, Columbus, Ohio 43271, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Suite 1000, Columbus, Ohio 43219.

         WHEREAS, certain affiliates of Banc One (the "Affiliates") have established a same-day cash sweep service to be offered in conjunction with demand deposit accounts ("Accounts") that are made available to commercial banking customers ("Customers");

         WHEREAS, the cash sweep service referenced above will allow for pre-determined amounts to be swept on a daily basis from the Accounts into selected money market mutual fund portfolios (the "Funds") of The One Group(R)), a registered, open-end management investment company; and

         WHEREAS, Banc One desires to retain BISYS to provide certain administrative services, as more particularly described herein, with respect to the Accounts.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

         1.    Services.
               ---------

               BISYS, as agent for Banc One, will facilitate the processing of Fund trades by transmitting purchase and redemption instructions it receives from the Affiliates to the Funds' transfer agent (the "Transfer Agent") in accordance with procedures described in Schedule A attached hereto. In addition, BISYS shall (i) maintain appropriate records, (ii) produce reports containing Account activity information, (iii) assist the Affiliates in producing and transmitting Fund shareholder statements and (iv) calculate, report and remit to the Affiliates sweep processing fees. The calculation and payment of sweep processing fees shall also be performed in accordance with procedures described in Schedule A.

          2.   Fees.
               -----

               Banc One shall pay BISYS for the services to be provided under this Agreement in accordance with, and in the manner set forth in, Schedule B attached hereto.

          3.   Reimbursement of Expenses.
               --------------------------

               In addition to paying BISYS the fees described in Section 2 hereof, Banc One agrees to reimburse BISYS for BISYS' reasonable out-of-pocket expenses in providing services hereunder, including, without limitation, the following:

          (a)  Cost of printing statement stock and envelopes;
          (b)  Postage;
          (c)  Fed wire charges;
          (d) Record storage costs (e.g., microfilm, microfiche), as requested by Banc One;
          (e) Communication costs in connection with incoming 800 number calls relative to servicing the Control Unit and Shareholder Services, as requested by Banc One;
          (f)  Data communication costs; and
          (g) Expenses incurred at the specific direction of Banc One such as extraordinary system development, travel relating to product development, or other expenses incurred with the prior approval of Banc One.

     4.   Effective Date.
          ---------------

          This Agreement shall become effective as of the date first written above (the "Effective Date").

     5.   Term.
          -----

          This Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, until December 1, 1997 (the "Initial Term"). Thereafter, it shall be renewed automatically for successive one-year terms unless written notice not to renew is given by the non-renewing party to the other party at least 60 days prior to the expiration of the then-current term; provided, however, that after such termination, for so long as BISYS, with the written consent of Banc One, in fact continues to perform any one or more of the services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by Banc One upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from Banc One, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS' cash disbursements and a reasonable fee for services in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to Banc One and/or other parties, of Banc One's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, BISYS will provide Banc One with access to any Banc One documents or records remaining in its possession. Banc One will reimburse BISYS for any reasonable expenses incurred by BISYS in the production and transmittal of such documents.

     6.   Uncontrollable Events.
          ----------------------

          BISYS assumes no responsibility hereunder, and shall not be liable for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control.

     7.   Instructions.
          -------------

          Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from an officer or any other properly authorized agent of Banc One or an Affiliate, concerning an Account, BISYS shall be entitled to rely up on any certificate, letter or other instrument or communication, believed by BISYS to be genuine and to have been properly made, signed or authorized by such officer or other authorized agent and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of Banc One or an Affiliate.

     8.   Standard of Care; Reliance on Records and Instructions;
          -------------------------------------------------------
          Indemnification.
          ----------------

          BISYS shall use its best efforts to ensure the accuracy of all services performed under this Agreement, but shall not be liable to Banc One or any Affiliate for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. Banc One agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' actions taken or nonactions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by Banc One, an Affiliate or the Transfer Agent; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties; and further provided that prior to confessing any claim against it which may be the subject of this indemnification, BISYS shall give Banc One written notice of and reasonable opportunity to defend against said claim in its own name or in the name of BISYS. BISYS agrees to indemnify and hold harmless Banc One, the Affiliates and their employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to BISYS' bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement.

     9.   Rights of Ownership.
          --------------------

          All computer programs and procedures developed to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of Banc One and all such other records and data will be furnished to Banc One in appropriate form as soon as practicable after termination of this Agreement for any reason.

     10.  Confidential Information.
          ------------------------

          BISYS shall have access to information about Banc One, the Affiliates, and customers of Banc One and the Affiliates that is confidential (i.e., non-public) ("Confidential Information"). Upon termination of this Agreement, BISYS shall return all Confidential Information (and all copies thereof) and all materials received from Banc One which contain any Confidential Information, including, without limitation, any written notes, memoranda, photocopies, computer software or similar repositories. In addition, BISYS shall deliver all materials prepared by its personnel, including material of a type set forth in the preceding sentence, which contains any Confidential Information; provided, however, that if such material also contains confidential information of BISYS, then BISYS shall destroy such material and deliver a certificate certifying the destruction of all materials which contain Banc One Confidential Information to Banc One.

The Confidential Information constitutes confidential and proprietary materials and shall be used by BISYS only for the purpose of providing the services provided for by this Agreement. BISYS shall keep the Confidential Information confidential and shall protect Banc One's property rights therein. The Confidential Information shall not be used for any other purpose and shall not be disclosed to any third parties other than employees of BISYS who in the course of their duties are required to receive the same solely for purposes permitted by this Agreement and then only on the condition that such employees are apprised of and bound by the terms of this Agreement. No document or information shall be deemed Confidential Information for purposes of this Agreement if BISYS can demonstrate that such documents or information: (i) are in or have become part of the public domain other than by disclosure by BISYS in violation of this Agreement; (ii) were independently developed by BISYS without the use of information provided by Banc One or its affiliates; (iii) are rightfully obtained by BISYS from a third party; provided that such third party is not known to be under a confidentiality agreement with Banc One; or (iv) are required to be disclosed by law.

          Banc One and BISYS agree that the conditions in this Agreement and the Confidential Information disclosed pursuant to this Agreement are of special, unique and extraordinary character, that Banc One would be irreparably harmed by any disclosure of the Confidential Information in violation of this Agreement, and that the use of the Confidential Information for the business purposes of BISYS, other than in connection with the services provided for by this Agreement, or any third party, would enable BISYS or third party to compete unfairly with Banc One and the Affiliates. For these reasons, BISYS waives any claim or defense that Banc One has an adequate remedy at law and BISYS agrees that, if Banc One's Confidential Information is disclosed, Banc One shall be entitled to injunctive relief to prevent further use and/or disclosure in addition to all other remedies available to Banc One in law or in equity for any breach of this Agreement.

     11.  Representations of Banc One.
          ---------------------------

          Banc One certifies to BISYS that this Agreement has been duly authorized by Banc One and, when executed and delivered by Banc One, will constitute a legal, valid and binding obligation of Banc One, enforceable against Banc One in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          12.     Representations of BISYS,
                  -------------------------

                  BISYS represents and warrants that: (a) BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law required in connection with the performance of its duties under this Agreement; and (b) this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

          13.     Insurance.
                  ----------

                  BISYS shall notify Banc One should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. BISYS shall notify Banc One of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify Banc One from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

          14.     Notices.
                  --------

                  Notices of any kind to be given to Banc One hereunder by BISYS shall be in writing and shall be duly given if mailed or delivered to Banc One at 713 Brooksedge Plaza Drive, Columbus, Ohio 43271-1140, Attention: National Treasury Management Services Group, or at such other address or to such individual as shall be so specified by Banc One to BISYS. Notices of any kind to be given to BISYS hereunder by Banc One shall be in writing and shall be duly given if mailed or delivered to BISYS at 3435 Stelzer Road, Suite 1000, Columbus, Ohio 432319, Attention: Stephen G. Mintos, or at such other address or to such individual as BISYS shall specify to Banc One.

           15.    Headings.
                  ---------

                  Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

          16.     Assignment.
                  -----------

                  This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.

          17.     Governing Law.
                  --------------

                  This Agreement shall be construed in accordance with the laws of the State of Ohio.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.


                                             BANC ONE CORPORATION

                                             By:    /s/ David W. Voris
                                                ----------------------
                                                     David W. Voris
                                                     Senior Vice President

                                             BISYS FUND SERVICES OHIO, INC.

                                             By:    /s/ Stephen G. Mintps
                                                 ------------------------
                                                     Stephen G. Mintos
                                                     Executive Vice President

                                  SCHEDULE A
                   TO THE ADMINISTRATIVE SERVICES AGREEMENT
                                    BETWEEN
                             BANC ONE CORPORATION
                                      AND
                        BISYS FUND SERVICES OHIO, INC.

                                  PROCEDURES

 1.      Transaction Processing Procedures.
         ---------------------------------

         The Affiliates will transmit sweep customer DDA collected funds balances daily at approximately 3:00 am EST. Banc One hereby authorizes and instructs BISYS to create money market fund trades based on this transmission. BISYS will automatically net each customer DDA balance contained on Banc One's transmission against the shareholder's prior balance to create a purchase or redemption transaction reflecting the net change to the shareholder account, or no transaction if the new transaction nets to zero. These transactions will be posted "as of', in a manner consistent with a "same-day", "end of day" sweep. BISYS will then settle the sweep via wire with Bank One the following morning and will place "as of" trades into the Omnibus accounts at BFDS, which is the primary transfer agent for the Funds.

 2.      Procedures for the Calculation and Payment of Sweep Processing Fees.
         --------------------------------------------------------------------

         The Affiliates shall instruct and authorize BISYS to pay all sweep customer dividends in cash and to process dividend transactions via ACH transmission from BISYS to Bank One for "on us" ACH settlement, offset by wire. BISYS will create this transmission file on the first business day of each month. The file will also contain fund-external fee transactions, calculated as basis points against an average monthly balance, with possible account-level concessions. These fees are bank sweep fees and will be debited against Banc One DDAs. They will not show on the Fund shareholder statements.

                                  SCHEDULE B
                   TO THE ADMINISTRATIVE SERVICES AGREEMENT
                                    BETWEEN
                             BANC ONE CORPORATION
                                      AND
                        BISYS FUND SERVICES OHIO, INC.

                          Annual Account Service Fees
                          ---------------------------

Open Account Fee:                   $10.00 per account
Closed Account Fee:                 $ 1.80 per account

The fee amounts set forth directly above shall be subject to an annual minimum fee of $15,000.

A charge is made for an account in the month that an account opens or closes.

A cost of living adjustment will be automatically applied to the open and closed account service fees, effective January 1st of each calendar year.